Subsidiaries of the Registrant

Hartman vREIT XXI Holdings LLC Texas
Hartman vREIT XXI Operating Partnership LP Texas
Hartman Village Pointe, LLC Texas
Hartman Richardson Tech Center LLC Texas
Hartman Spectrum LLC                        Texas
Hartman 11211 LLC                        Texas